Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Fourth Quarter Results

•                  Diluted earnings per share of $0.31 for the quarter; $1.25 for the year

•                  Financial advisors head count growth of 7% since June 30, 2004

•                  Investment product sales in Advisors channel improves 18% over the third quarter of 2004

•                  Sales per advisor improves 16% over the third quarter of 2004

•                  Non-proprietary sales reach highest level since inception; 52% higher than third quarter of 2004

•                  Relative investment performance, as measured by Lipper and MorningStar, continues to improve

Overland Park, KS, January 27, 2005 – Waddell & Reed Financial, Inc. (NYSE: WDR) reported fourth quarter net income of $25.7 million, or $0.31 per diluted share, compared to $23.4 million, or $0.29 per diluted share, in the third quarter of 2004 and net income of $28.1 million, or $0.34 per diluted share, in last year’s comparable period.  Full year 2004 net income was $102.2 million, or $1.25 per diluted share, compared to adjusted net income of $93.0 million, or $1.13 per diluted share, in 2003.  The results for 2003 were adjusted to exclude an after-tax charge of $17.2 million ($0.21 per diluted share) taken as a result of our stock option tender offer and an after-tax charge of $21.5 million ($0.26 per diluted share) to recognize liabilities associated with certain legal and regulatory matters.  We believe adjusting last year’s results for these special charges provides shareholders with a more accurate comparison to this year’s results.  A schedule reconciling these adjusted results from GAAP is provided on pages 5 and 6.  GAAP net income for the twelve months ended December 31, 2003 was $54.3 million, or $0.66 per diluted share.

“We finished the year in each retail distribution channel on a strong note,” said Keith A. Tucker, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “After two quarters of disappointing results in our Advisors channel, fourth quarter sales and advisor productivity showed marked improvement over the second and third quarters of 2004.  Separately, gross sales in our non-proprietary distribution channel continued to accelerate and, at $1.4 billion for the year, comfortably exceeded the $1.0 billion threshold.”

Channel Discussion

Waddell & Reed Advisors channel

Our wholesaling efforts have been well received by our financial advisors.  During the fourth quarter we noted significant improvement in sales and productivity over the second and third quarters of this year.   Retail investment product sales improved 5% and 18% compared to the second and third quarters, respectively, while productivity per advisor improved by 1% and 16% over the same time periods.

While advisor headcount increased during the quarter, the amount of the increase was subdued somewhat by lower than anticipated licensing of new advisors.  However, the pipeline for headcount growth in 2005 is strong with the number of licensing kits in process at year-end up 49% from a year ago.  In addition, through January 25, the number of terminations has decreased compared to last year, and we expect this trend to continue throughout the first quarter. We anticipate an annual growth in headcount of 10% in 2005.

Wholesale channel

Demand for our mutual funds in our non-proprietary channel continues to accelerate.  Gross and net sales during the quarter were at record levels.  Gross sales during the quarter were $460 million, and represent a compound annual growth rate of 67% since the re-launch of our non-proprietary sales efforts in July of 2003.  Net sales for the quarter also set record levels at $178 million, a compound annual growth rate of over 100% during the same period.  For the year ended December 31, 2004, our non-proprietary efforts yielded an organic growth rate of 9.5%.

Management Fee Revenues

Compared to third quarter of 2004, as well as to the fourth quarter of 2003, fourth quarter 2004 revenues increased in close correlation to the increase in average assets under management.  We continue to experience an improvement in the overall management fee rate due to a mix shift between the Advisors, Ivy and W&R Target Funds that occurred when we acquired and merged the Securian assets into the Ivy and W&R Target Funds in the second half of 2003.  The Ivy and W&R Target Funds generally have a slightly higher management fee rate due to scale.  For the quarters ended December 2004, September 2004 and December 2003, the overall management fee rate was 66.9 basis points, 66.1 basis points and 65.5 basis points, respectively.

Investment Product Sales (1)

Advisors Channel

($ thousands)

	4Q 04	4Q 03%		3Q 04%
Front-load sales	$391,438	$434,740	-10.0%	$336,996	16.2%
Deferred-load sales	60,215	71,919	-16.3%	51,150	17.7%
Allocation Product Sales (no-load) (2)	7,097	—	nm	—	nm

Total	$458,750	$506,659	- 9.5%	$388,146	18.2%

(1) Investment product sales exclude sales at net asset value, Class Y sales, and sales of money market funds.  Sales load is included.

(2) Includes Strategic Portfolio Allocation (“SPA”) and Model Allocation Portfolio (“MAP”) products.

Underwriting and Distribution Revenues

In the current quarter, our Advisors channel generated approximately three-quarters of revenues while the Wholesale channel earned the remainder.

On a sequential quarter basis, two-thirds of the increase in revenues is attributable to the Advisors channel through a combination of improved sales volume and higher financial planning fees.  The remainder of the improvement is attributable to the Wholesale channel, primarily due to an improvement in sales volume by Legend advisors.

Comparing the current quarter to last year’s fourth quarter, revenues in the Advisors channel declined as the improvement in financial planning fees was offset by weaker front-load sales volume and lower asset allocation fees.  The net decline in revenues recorded in the Advisors channel was offset by an increase in revenues in the Wholesale channel due to higher sales volume by Legend advisors.

Underwriting and Distribution Expenses

In the current quarter, our Advisors channel is responsible for approximately 70% of variable and fixed expenses, while the Wholesale channel is responsible for the remainder.

On a sequential quarter basis, the overall increase in expenses is due in equal parts to the Advisors channel and the Wholesale channel.  In the Advisors channel, the increase in expense is due primarily to higher sales volume and higher financial plan activity.  Fixed expenses in the Advisors channel remain practically unchanged.  In the Wholesale channel, the increase in expenses is due to a combination of higher sales volume by Legend advisors, and higher sales volume in our non-proprietary distribution efforts.  Fixed expenses also increased in the Wholesale channel due to higher costs associated with our wholesaling activities, advertising and sales brochures.

Compared to last year’s fourth quarter, the overall increase in expenses is due almost entirely to higher expenses in the Wholesale channel.  Higher sales volume by Legend advisors and our non-proprietary distribution efforts accounted for approximately half of the increase in total expenses.  Fixed expenses accounted for the remainder of the increase; specifically, increases in this channel were due to higher costs associated with our wholesaling activities, advertising and sales brochures.

The Waddell & Reed Advisors underwriting and distribution margin, a measure that excludes our wholesale underwriting and distribution activities, improved to –1.6% during the quarter, from –2.9% in this year’s third quarter as sales levels in the Advisors channel increased; however, it declined compared to –0.5% in last year’s 4th quarter due to lower sales levels.

Shareholder Service Fee Revenues

Comparing the current quarter to last year’s comparable period, the increase in revenues is due primarily to the addition of the Securian accounts in December 2003 and the addition of funds to our asset allocation product; to a lesser degree, the growth in number of accounts contributed.

Other Operating Items

Compensation and related costs increased when compared to the third quarter due to increased earnings related to deferred compensation plans, headcount increases and year-end adjustments in incentive compensation.  Compared to last year’s fourth quarter, expenses increased due to higher incentive compensation and headcount growth.

Equity compensation increased compared to last year’s comparable period due to additional restricted stock grants in the current year.

General and administrative expenses declined compared to this year’s third quarter due to somewhat lower legal expenses.  This decline was partially offset by higher compliance costs associated with the Sarbanes-Oxley Act.  Compared to last year’s fourth quarter, the increase is due to compliance costs associated with the Sarbanes-Oxley Act.

In 2003, we began paying sub-advisory fees for certain Securian assets sub-advised by other asset managers.  These assets were acquired in September and December 2003 and are reflected in subsequent periods.   The sequential quarterly increase is primarily due to strong sales and asset growth in some of our sub-advised funds.

Other Income (Expense)

Other income increased compared to this year’s third quarter primarily due to increased appreciation on trading securities related to our deferred compensation plans and increased dividends earned on mutual fund holdings during the period.  Compared to the same quarter last year, the decline is due to a gain recorded in the prior year from the sale of a mutual fund investment partially offset in part by current year gains from trading securities.

Interest expense increased compared to this year’s third quarter due to higher variable interest paid on long-term debt and higher average borrowings and rates on short-term debt during the period.  Compared to last year’s comparable period, the increase is also attributed to higher variable rates paid on long-term debt coupled with higher average balances and rates for short-term borrowings during the period.

Tax Rate

The effective tax rate for the quarter was 33.6% compared to 36.3% and 36.2% for the third quarter of 2004 and the fourth quarter of 2003, respectively.  The decline in the effective tax rate is due to an evaluation of various federal and state income tax matters.

Balance Sheet Information

As of December 31, 2004

•                  Cash balance of $83.9 million ($22.6 million held for the exclusive benefit of customers in compliance with federal securities industry regulations.)

•                  Investment securities of $125.3 million.

•                  Cash and investment securities of $99.4 million are restricted or pledged as collateral pending the outcome of legal matters.

•                  Long-term debt outstanding of $202.9 million.

•                  Short-term debt outstanding of $35.0 million.

•                  Shareholders’ equity of $218.9 million.

•                  Shares outstanding were 82.8 million.

Schedule of Selected Operating Data

Included in the following Schedules of Selected Operating Data is a representation of cash earnings and cash operating margin.

We believe adjusting our results by excluding non-cash items such as equity compensation and non-recurring items promotes comparability to the operating results of other companies who may use options and have elected not to expense their cost.  A reconciliation from GAAP is provided at the bottom of the schedule.

WADDELL & REED FINANCIAL, INC.

Schedule of Selected Operating Data

(Amounts in thousands except for per share data)

	Three Months Ended December 31,		Change		Three Months Ended September 30,	Change
	2004	2003	$	%	2004	$	%
Operating Revenues:
Investment management fees	$62,504	$57,594	4,910	8.5	$58,221	4,283	7.4
Underwriting & distribution fees	48,475	47,896	579	1.2	43,292	5,183	12.0
Shareholder service fees	19,333	18,574	759	4.1	19,121	212	1.1
Total operating revenues	130,312	124,064	6,248	5.0	120,634	9,678	8.0

Operating Expenses:
Underwriting and distribution:	53,549	49,170	4,379	8.9	47,833	5,716	11.9
Compensation and related costs	19,577	18,395	1,182	6.4	16,911	2,666	15.8
Equity Compensation	2,872	1,108	1,764	159.2	2,828	44	1.6
General and administrative	9,399	8,676	723	8.3	9,937	(538)	-5.4
Sub-advisory	2,774	699	2,075	296.9	1,726	1,048	60.7
Depreciation	2,313	2,035	278	13.7	2,300	13	0.6
Total operating expense	90,484	80,083	10,401	13.0	81,535	8,949	11.0

Other Income (Expense):
Investment & other income	2,037	2,383	(346)	-14.5	439	1,598	364.0
Interest expense	(3,230)	(2,419)	(811)	-33.5	(2,769)	(461)	-16.6
Income before taxes	38,635	43,945	(5,310)	-12.1	36,769	1,866	5.1
Provision for taxes	12,974	15,887	(2,913)	-18.3	13,351	(377)	-2.8
Net income	$25,661	$28,058	(2,397)	-8.5	$23,418	2,243	9.6
Cash earnings (1)	$27,490	$28,765	(1,274)	-4.4	$25,219	2,271	9.0
Net income per share - diluted	$0.31	$0.34		-8.8	$0.29		6.9
Cash earnings per share - diluted (1)	$0.33	$0.35		-5.7	$0.31		6.5

Weighted average number of shares outstanding - diluted	82,090	82,707			81,634

Cash operating margin (1)	32.8%	36.3%			34.8%
Waddell & Reed Advisors U&D margin (2)	-1.6%	-0.5%			-2.9%

(1)                     Reconciliation from GAAP provided below

(2)                     Excludes our wholesale underwriting and distribution activities

GAAP net income	$25,661	$28,058	$23,418
Add back equity compensation (post-tax)	1,829	707	1,801
Cash earnings	$27,490	$28,765	$25,219
GAAP net income per share (diluted)	$0.31	$0.34	$0.29
Add back equity compensation (post-tax)	0.02	0.01	0.02
Cash earnings per share (diluted) *	$0.33	$0.35	$0.31
GAAP operating margin	30.6%	35.5%	32.4%
Add back equity compensation	2.2%	0.9%	2.3%
Cash operating margin *	32.8%	36.3%	34.8%

*                    Column may not add due to rounding

WADDELL & REED FINANCIAL, INC.

Schedule of Selected Operating Data

(Amounts in thousands except for per share data)

	Year Ended December 31,		Change
	2004	2003	$	%
Operating Revenues:
Investment management fees	$240,282	$203,918	36,364	17.8
Underwriting & distribution fees	187,273	176,586	10,687	6.1
Shareholder service fees	76,522	70,678	5,844	8.3
Total operating revenues	504,077	451,182	52,895	11.7

Operating Expenses:
Underwriting and distribution:	203,189	184,223	18,966	10.3
Compensation and related costs	72,763	68,515	4,248	6.2
Equity Compensation
Excluding special charge	10,336	4,569	5,767	126.2
Special charge (1)	—	27,113	(27,113)	N/A
General and administrative
Excluding special charge	38,357	37,862	495	1.3
Special charge (2)	—	32,000	(32,000)	N/A
Sub-advisory	6,983	1,012	5,971	590.0
Depreciation	9,090	7,191	1,899	26.4
Total operating expense	340,718	362,485	(21,767)	-6.0

Other Income (Expense):
Investment & other income	5,575	5,996	(421)	-7.0
Interest expense	(10,724)	(9,759)	(965)	-9.9
Income before taxes	158,210	84,934	73,276	86.3
Provision for taxes	56,045	30,669	25,376	82.7
Net income	$102,165	$54,265	47,900	88.3
Cash earnings (3)	$108,749	$95,880	12,869	13.4
Net income per share - diluted	$1.25	$0.66		89.4
Cash earnings per share - diluted (3)	$1.33	$1.16		14.7
Weighted avg. number of shares outstanding - diluted	81,924	82,590
Cash operating margin (3)	34.5%	33.8%
Waddell & Reed Advisors U&D margin (4)	-0.1%	-1.9%

(1)             Special charge for tender

(2)             Special charge for legal and regulatory matters

(3)             Reconciliation from GAAP provided below

(4)             Excludes our wholesale underwriting and distribution activities

GAAP net income	$102,165	$54,265
Add back special charge for tender (post-tax)	—	17,200
Add back special charge for legal & regulatory matters (post-tax)	—	21,500
Add back equity compensation (post-tax)	6,584	2,915
Cash earnings	$108,749	$95,880
GAAP net income per share (diluted)	$1.25	$0.66
Add back special charge for tender (post-tax)	0.00	0.21
Add back special charge for legal & regulatory matters (post-tax)	0.00	0.26
Add back equity compensation (post-tax)	0.08	0.04
Cash earnings per share (diluted) *	$1.33	$1.16
GAAP operating margin	32.4%	19.7%
Add back special charge for tender (post-tax)	0.0%	6.0%
Add back special charge for legal & regulatory matters (post-tax)	0.0%	7.1%
Add back equity compensation (post-tax)	2.1%	1.0%
Cash operating margin *	34.5%	33.8%

*             Column may not add due to rounding

WADDELL & REED FINANCIAL, INC.

Changes in Assets Under Management

For the quarter ended

(Amounts in millions)

	Waddell & Reed Advisors Channel	Wholesale Channel	Total
December 31, 2004
Beginning Assets	$23,484	$12,119	$35,603
Sales	555	735	1,290
Redemptions	(813)	(654)	(1,467)
Net Sales	(258)	81	(177)
Net Exchanges and Adjustments	(15)	12	(3)
Reinvested Dividends and Capital Gains	75	56	131
Net Flows	(198)	149	(49)
Market Appreciation	2,011	1,093	3,104
Ending Assets	$25,297	$13,361	$38,658

December 31, 2003
Beginning Assets	$22,549	$10,327	$32,876
Securian Assets (1)	—	481	481
Sales	604	890	1,494
Redemptions	(866)	(496)	(1,362)
Net Sales	(262)	394	132
Net Exchanges and Adjustments	(23)	19	(4)
Reinvested Dividends and Capital Gains	39	32	71
Net Flows	(246)	445	199
Market Appreciation	2,034	983	3,017
Ending Assets	$24,337	$12,236	$36,573

September 30, 2004
Beginning Assets	$24,173	$12,185	$36,358
Sales	495	813	1,308
Redemptions	(834)	(628)	(1,462)
Net Sales	(339)	185	(154)
Net Exchanges and Adjustments	(16)	13	(3)
Reinvested Dividends and Capital Gains	31	32	63
Net Flows	(324)	230	(94)
Market Appreciation/(Depreciation)	(365)	(296)	(661)
Ending Assets	$23,484	$12,119	$35,603

(1)                   Assets acquired in connection with the strategic alliance with Securian Financial Group, Inc.

WADDELL & REED FINANCIAL, INC.

Supplemental Information

Other Items

	4Q04	4Q03	% change	3Q04	% change
Redemption rates - long-term assets
Waddell & Reed Advisors channel	10.9%	11.0%		11.6%
Wholesale channel	20.0%	17.2%		21.1%
Total	14.1%	13.0%		14.9%

Sales per advisor (000s) (1)
Total	178	173	2.9%	154	15.6%
2+ Years	264	247	6.9%	222	18.9%
0 to 2 Years	45	57	-21.1%	42	7.1%

Gross production per advisor (000s) (2)	13.2	12.2	8.2%	12.3	7.3%

Number of advisors (3)	2,623	2,929	-10.5%	2,566	2.2%

Number of shareholder accounts (000s)	2,423	2,339	3.6%	2,387	1.5%

(1)             Average commissionable sales per Waddell & Reed Advisor

(2)             Average gross commission generated per Waddell & Reed Advisor

(3)             Excludes Legend retirement advisors

Lipper Ranking

	1 Year	3 Years	5 Years
Percentage of funds
Equity Funds
Top Quartile	36%	48%	54%
Top Half	64%	74%	71%

All Funds
Top Quartile	29%	38%	43%
Top Half	59%	64%	65%

MorningStar Ranking

	Overall	3 Years	5 Years
Percentage of funds with 4 or 5 stars
Equity Funds	43%	40%	46%
All Funds	34%	32%	35%

Earnings Conference Call

Members of the investment community and the general public are invited to listen to a live webcast of our earnings release conference call today, January 27, 2005 at 11:00 a.m. Eastern.  During this call, Keith A. Tucker, Chairman and CEO, will review our fourth quarter results.  Live access to the teleconference will be available on the “Corporate” section of our website at www.waddell.com.  A webcast replay will be made available shortly after the call through February 2nd.

Website Resources

We invite you to visit the “Corporate” section of our website at www.waddell.com under the caption “Data Tables” to review supplemental information schedules on asset flows and average assets under management & management fee rates.

Contacts

Investor Contact:

Nicole McIntosh, Investor Relations Manager, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

Forward-looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, unexpected and adverse results of litigation or regulation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.